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                                                                    Exhibit 99.1
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                                  PRESS RELEASE
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  LEVCOR INTERNATIONAL, INC. COMPLETES ACQUISITION OF CARLYLE INDUSTRIES, INC.
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NEW YORK, NY. - JANUARY 7, 2003. Levcor International, Inc., a Delaware
corporation (OTC BB: LEVC.OB), and Carlyle Industries, Inc., a Delaware corporation (OTC BB: CRLH.OB), jointly announced today that Levcor has completed its acquisition of Carlyle, which was effected as a merger of Carlyle into Levcor.

The consummation of the merger followed the Annual Meeting of Stockholders of Levcor held on December 31, 2002 and the Special Meeting of Stockholders held on January 6, 2003, at which the requisite stockholder approvals were obtained, and was consummated pursuant to the Agreement and Plan of Merger, dated as of May 24, 2002.

In the merger, each five shares of Carlyle common stock were converted into one share of Levcor common stock and each share of Carlyle Series B preferred stock was converted into one share of Levcor Series A preferred stock. In addition, Levcor assumed Carlyle stock options which became options to purchase approximately 220,000 shares of Levcor common stock.

The offer and sale of Levcor common stock and Levcor Series A preferred stock in the merger were registered under the Securities Act of 1933 pursuant to Levcor's Registration Statement on Form S-4.

At the Levcor stockholders meeting, Edward F. Cooke, Joseph S. DiMartino and Giandomenico Picco, members of the Carlyle board, were elected to serve on the Levcor board with current Levcor directors Robert A. Levinson, Edward H. Cohen and John McConnaughy. Levcor's stockholders also approved a proposal to amend and restate Levcor's certificate of incorporation to provide for the creation and issuance of the new Levcor Series A preferred stock, and approved the adoption of Levcor's 2002 Stock Option Plan.